Exhibit 21

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                       SUBSIDIARIES OF THE REGISTRANT
                          DOUGLAS & LOMASON COMPANY

                              Year           Jurisdiction of         Percent
Name                          Acquired       Incorporation           Owned
----                          --------       ---------------         -------

Muscogee Warehouse and                       State of
  Forwarding Company          1964           Georgia, USA            100


Douglas y Lomason de                         Ciudad Acuna,
  Mexico S.A. de C.V.         1987           Mexico                  100


Douglas y Lomason de                         Saltillo,
  Coahuila S.A. de C.V.       1992           Mexico                  100


Bestop, Inc.                  1995           State of
                                             Delaware, USA           100
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